Exhibit 99(g)

DISCLOSURE COMMITTEE CHARTER

I. PURPOSE

PGI Energy Fund I Series 2010, Inc. (the “Company”) has adopted a corporate governance policy to ensure that all disclosures made by the Company to its security holders and the investment community fairly and accurately present the Company’s financial condition and results of operations in all material respects. In furtherance of this policy, the Company has implemented and documented disclosure controls and procedures, including the formation of a disclosure committee (the “Disclosure Committee”), and endeavors to make all disclosures on a timely basis as dictated by applicable securities laws [and stock exchange] requirements. This Disclosure Committee Charter (the “Charter”) has been adopted by the Chief Executive Officer and the Chief Financial Officer (collectively, the “Senior Officers”) of the Company to set forth the responsibilities of the Disclosure Committee and to provide guidance to the Disclosure Committee as it fulfills its obligation to ensure the accuracy and timeliness of the Company’s public reporting process.

II. RESPONSIBILITIES

The Disclosure Committee shall have the following responsibilities:

(A)	To maintain and evaluate the Company’s “disclosure controls and procedures” that have been designed and adopted to ensure that information required to be disclosed by the Company in the reports filed or submitted by it under the Exchange Act is recorded, processed, summarized, and reported fairly within the time periods specified in the rules and regulations of the SEC;

(B)	To regularly report to the Senior Officers regarding the effectiveness of the Company’s disclosure controls and procedures in order to enable the Senior Officers to evaluate and certify as to the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the periodic reports;

(C)	To consider the materiality of information required to be disclosed in the Company’s periodic reports under the Exchange Act and to review and supervise the preparation of such reports prior to their filing with the SEC;

(D)	To disclose any significant deficiencies in the design or operation of the Company’s disclosure controls and procedures and internal controls over financial reporting that could adversely affect the Company’s ability to record, process, summarize and report financial data and other material data; and

(E)	To review and reassess this Charter annually and recommend any proposed changes to the Senior Officers for approval.

In fulfilling its responsibilities, the Disclosure Committee shall have full access to the Company’s books, records, facilities, and personnel including the internal auditors and management.

III. MEMBERSHIP

The members of the Disclosure Committee shall consist of the following officers and employees of the Company: the principal accounting officer (or the controller), the general counsel or other senior legal official with responsibility for disclosure matters who reports to the general counsel, the principal risk management officer, the chief investor relations officer (or an officer with equivalent responsibilities) and such other officers or employees, including individuals associated with the Company’s business units, as the Senior Officers of the Company deem appropriate. The members of the Committee shall be appointed and may be replaced by the Senior Officers in their sole discretion.

The Senior Officers shall appoint one member of the Disclosure Committee as chairperson. The chairperson shall be responsible for scheduling and presiding over meetings including “internal drafting sessions” for the Company’s periodic reports, and preparing agendas. The chairperson shall report to the Senior Officers results of any meetings.

IV. MEETINGS

The Disclosure Committee shall meet as frequently as circumstances require to (i) ensure the accuracy and completeness of the Company’s periodic reports and public disclosure statements, (ii) reassess the effectiveness of the Company’s disclosure controls and procedures, and (iii) determine whether it is necessary to make any changes to the Company’s disclosure controls and procedures in connection with the preparation of the Company’s periodic reports or other public disclosure statements, taking into account any developments affecting the business of the Company since the most recent meeting, including any changes in economic or industry conditions.

V. OTHER RESPONSIBILITIES

The Disclosure Committee shall have such other responsibilities as the Senior Officers may deem necessary from time to time.